VYSTAR® CORPORATION’S PROVIDES UPDATE FROM ANNUAL  SHAREHOLDER MEETING

Unanimous Shareholder Approval on Board Re-Election; Auditors Ratified

ATLANTA, May 13, 2010  -- Vystar® Corporation (OTC Bulletin Board: VYST), the exclusive creator of Vytex® Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex, held its annual shareholder meeting on May 10, 2010, and its shareholders unanimously re-elected its five member board of directors.  Shareholders also ratified Habif, Arogeti & Wynn, LLP, as the Company’s independent registered public accounting firm for the year ending December 31, 2010.

Highlights from the Shareholder Presentation:
•	Management reaffirms sales goals of $7 million in 2010 and $23 million in 2011 with goal of $5 million in EBITDA in 2011

•	Significant worldwide market opportunity available with approximately $3.1 billion of liquid latex sold annually

•	Company continues to drive “Made With Vytex NRL” branding strategy to replace traditional NRL and synthetic-based products

•	Strong distribution in place with production from Malaysia/Thailand, and Guatemala, and sales/technical coverage across the globe

•	Strategy continues to focus on 7 high-volume consumers: surgical gloves, exam gloves, condoms, adhesives, foams, balloons, and threads

Mr. Doyle commented: “The unanimity of our shareholders is very heartening – they understand our business plan and have full faith in our ability to execute on our objectives.   I would like to thank our team for their hard work and dedication to Vystar, and have full confidence that together we can meet our goals set forth for 2011.  As stated above, we are optimistic about the market opportunity for Vytex, and I look forward to updating our shareholders as we execute on our plan.”

Unanimously Re-Elected to the Board of Directors for a Term of One Year:

•	William R. Doyle, age 52, Chairman of the Board, President and Chief Executive Officer, joined the board in 2005.

•
J. Douglas Craft, age 48, founder and chief executive officer of Atlanta-based Medicraft Inc., one of the largest independent distributors for Medtronic Spinal Products worldwide.  He joined the Vystar board in 2006.

•
Joseph C. Allegra, MD, age 61, founder/owner of various limited liability companies in the Atlanta area including Diamond II Investments, Oncology Molecular Imaging, and Kids'Time Pediatrics.  Dr. Allegra joined Vystar’s Board in April 2008.

•
Mitsy Y. Mangum, age 46, an accomplished investment professional with over 22 years of financial service and industry experience both from the retail side as well as the institutional side. She joined the board of directors in 2008.

•	W. Dean Waters, age 44, is founder and Managing Director of FiveFold Capital, a company focused on the capital needs of community banks. He has been a Vystar board member since 2008.

For more information on Vystar and to watch a video of Bill Doyle provide an overview of the company, CLICK HERE.

About Vystar Corporation

Based in Duluth, GA, Vystar Corporation® (OTC Bulletin Board:VYST.ob - News) is the exclusive creator of Vytex Natural Rubber Latex (NRL), a patented, all-natural raw material that significantly reduces antigenic proteins found in natural rubber latex and can be used in over 40,000 products. Vystar is working with manufacturers across a broad range of consumer and medical products to bring Vytex NRL to market in adhesives, balloons, surgical and exam gloves, other medical devices and natural rubber latex foam mattresses, pillows and sponges.  For more information, visit www.vytex.com.

Forward-looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in Vystar's filings with the Securities and Exchange Commission.

Contact Information:

The Investor Relations Group
IR: Adam Holdsworth, 212-825-3210
Or
PR: Laura Colontrelle, 212-825-3210

Vystar Corporation
Jack Callicutt, 770-965-0383